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                                  CCI GROUP, INC.

                                EMPLOYMENT AGREEMENT


This Employment Agreement (the "Agreement") is made and entered into effective as of the 1st day of January 1998 by and between CCI Group, Inc. (the "Company") and Robert Nichols (the "Employee").


RECITALS

The Company desires to employ the Employee, and the Employee desires to be employed by the Company, upon the terms and conditions set forth in this Agreement.


                                     AGREEMENT


NOW THEREFORE, the parties agree as follows:


                      ARTICLE 1  EMPLOYMENT, TERMS AND DUTIES

1.1 TERM. The Company agrees to employ the Employee and Employee hereby accepts such employment, in accordance with the terms of this Agreement, for a period of five (5) years commencing on January 1, 1998, unless the Agreement is earlier terminated as provided herein.

1.2 SERVICES AND EXCLUSIVITY OF SERVICES. So long as this Agreement shall continue in effect, Employee shall devote Employee's full business time, energy and ability exclusively to the business, affairs and interests of the Company and matters related thereto; shall use Employee's best efforts and abilities to promote the Company's interests; and shall perform the services contemplated by this Agreement in accordance with policies established by and under the direction of the Board of Directors of the Company (the "Board"). Without the prior express written authorization of the Board, Employee shall not, directly or indirectly, during the term of this Agreement: (a) render services to any other person or firm for compensation, or (b) engage in any activity competitive with or adverse to the Company's business, whether alone, as a partner, officer, director, employee or significant investor of or in any other entity. (An investment of greater than 5% of the outstanding capital or equity securities of an entity shall be deemed significant for these purposes).

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1.3  DUTIES AND RESPONSIBILITIES. During the term of this Agreement, Employee shall serve as Chief Executive Officer of the Company; shall discharge the obligations and responsibilities normally associated with such office; and shall use his best efforts to promote the interests of the Company and refrain from acts which may adversely affect the reputation or business of the Company.

1.4 RETURN OF PROPRIETARY PROPERTY. The Employee agrees that all property in the Employee's possession belonging to the Company, including without limitation, all documents, reports, manuals, memoranda, computer print-outs, customer lists, credit cards, keys, identification, products, access cards and all other property relating in any way to the business of the Company is the exclusive property of the Company, even if the Employee authored, created or assisted in authoring or creating, such property. The Employee shall return to the Company all such documents (and copies and summaries thereof) and property immediately upon termination of employment or at any time upon the request of the Company.

                         ARTICLE 2. COMPENSATION AND BENEFITS

2.1 BASE SALARY. During the term of this Agreement, the Company will pay the Employee a base salary at the rate of One Hundred Thousand Dollars ($100,000) per year (the "Base Salary") commencing on January 1, 1998, payable in accordance with the Company' s usual payroll practice.

2.2 QUARTERLY BONUS. Employee shall be entitled to a bonus determined in accordance with the following provisions: For purposes of this Section, Employee's base bonus shall be $50,000 (the "Base Bonus"). The term "Quarterly Bonus" shall mean 25% of the Base Bonus, or $12,500. Commencing with the quarter ending March 31, 1998 and for each of the quarterly periods thereafter through and including December 31, 1998, the Employee shall be entitled to receive on the last business day of each quarter a payment equal to 50% of his Quarterly Bonus (the "Quarterly Base Bonus")
     If the Company attains 100% of the profitability levels set forth in the annual projections attached as Exhibit A hereto for the year ended December 31, 1998 (the "Profit Target"), then Employee shall be entitled to receive, no later than 90 days after the end of the year, the difference between the aggregate amount of Quarterly Base Bonuses previously paid to Employee and the Base Bonus (the "Year-End Bonus"); provided, however, that if the Company attains less than 100% but more than or equal to 70% of the Profit Target for such year, then Employee shall only be entitled to receive a Year-End Bonus equal to the amount that results from subtracting (1)

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     the Quarterly Base Bonus amounts previously paid to Employee from (2) the amount that results from multiplying (a) the percentage of the Profit Targets actually attained by (b) the Base Bonus; and provided further, however, that in the event that the Company attains more than 100% of its Profit Target for such year, then the Employee shall be entitled to receive a Year-End Bonus equal to the amount that results from subtracting (1) the Quarterly Base Bonus amounts previously paid to Employee from (2) the amount that results from multiplying (a) the percentage of the Profit Targets actually attained (but in no event shall such percentage exceed 120%) by (b) the Base Bonus. The Quarterly Base Bonus and Year-End Bonus for each year subsequent to December 31, 1998 shall be paid in accordance with the foregoing provision and shall be determined based upon the Profit Targets set forth on Exhibit A hereto, or as otherwise agreed to between the Company and Employee. The determination of whether a Profit Target has been met for any particular year shall be determined based upon the Company's final year end financial statements as approved and accepted by the Board of Directors of the Company and such determination shall be binding upon the Company and Employee.

2.3 ADDITIONAL BENEFITS. Employee shall also be entitled to all rights and benefits for which Employee is eligible under the Company's 401(k) plan, life, medical, dental, disability or insurance plan, in effect from time to time, and that the Company generally provides to its senior level executives from time to time.

2.4 PERIODIC REVIEW. The Board shall review Employee's Base Salary and benefits then being paid to Employee and Employees performance not less frequently than every twelve (12) months. Following such review, the Company may in its discretion increase (but shall not be required to increase) the Base Salary and any other benefits.

2.5 VACATION. The Employee shall be entitled to three (3) weeks paid vacation each year during the term of this Agreement.

2.6 OVERALL QUALIFICATION. The Company reserves the right to modify, suspend or discontinue any and all benefits at any time (whether before or after termination of employment) without notice to or recourse by Employee so long as such action is taken generally with respect to other similarly situated persons and does not single out Employee.

2.7 LONG TERM INCENTIVE OPTIONS. Concurrently with the execution hereof, Javelin Systems, Inc.("Javelin") will grant an option to Employee under the Javelin's Equity Incentive Plan to purchase 5,000 shares of Javelin's common stock at a price equal to the market value of the common stock at the date of grant (the "Option"). The Option shall be exercisable at the times, in the amounts and upon the terms and conditions set forth in the Option Agreement attached as Exhibit B hereto.

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                               ARTICLE 3. TERMINATION

3.1 This Agreement and all obligations hereunder (except the obligations contained in Article 5, which shall survive any termination hereunder) shall terminate upon the earliest to occur of any of the following:

          (a) EXPIRATION OF TERM; RESIGNATION. The expiration of the term provided for in Section 1.1 or the voluntary termination or resignation by Employee or retirement from the Company in accordance with the normal retirement policies of the Company or the mutual agreement of the Company and Employee. In the event of any termination under this Section 3.1(a), Employee will not be entitled to receive any further payments or benefits from the Company and the Company shall be released from any and all obligations under this Agreement.

          (b) DEATH OR DISABILITY OF THE EMPLOYEE. The death or any illness, disability or other incapacity of Employee that results in Employee being unable to perform Employee's duties with the Company on a full-time basis for a period of three (3) consecutive months, or for shorter periods aggregating 90 or more days in any twelve (12)-month period with or without accommodation. If Employee shall become ill, disabled or incapacitated as set forth above, Employee's employment may be terminated by written notice from the Company to Employee.

          (c) FOR CAUSE. The Company may by delivering written notice to Employee terminate Employee's employment and all of the Employee's rights to receive Base Salary, Annual Bonus and any benefits hereunder for cause. Such written notice shall be effective upon delivery to Employee. For purposes of this Agreement, the term "cause" shall be defined as any of the following:

                    (i) Employee's material breach of any of the duties and responsibilities under this Agreement ( other than as a result of illness, incapacity or disability) or engaging in any activities competitive with or injurious to the Company, in either case in the good faith reasonable judgment of the Board of Directors;

                    (ii) Employee's conviction by, or entry of a plea of guilty or nolo contendre in, a court of competent and final jurisdiction for a felony or a misdemeanor involving moral turpitude (other than minor traffic violations or similar offenses);

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                   (iii) Employee's commission of an act of fraud upon the
                         Company or personal dishonesty, or willful misconduct;
                         or

                    (iv) Employee's willful failure or refusal to perform
                         Employee's duties or responsibilities under this Agreement or Employee's material violation of any duty of loyalty to the Company or a breach of Employee's fiduciary duty involving personal profit.

                         In the event Employee's employment is terminated at any time with cause, Employee will not be entitled to any further payments or benefits from the Company and the Company shall be immediately released from any and all obligations under this Agreement.

          (d)  WITHOUT CAUSE. Notwithstanding any other provision of this
               Section 3.1, the Company shall have the right to terminate Employee's employment with the Company without cause at any time. If Employee is so terminated without cause, then the Company shall pay to the Employee, within thirty (30) days after the date of such termination, a lump sum equal to the Employee's annual Base Salary in lieu of all rights of Employee hereunder, including, without limitation, any rights to Annual Bonus and to benefits hereunder, all of which shall terminate upon the payment of such lump sum. The Company agrees, however, that notwithstanding anything to the contrary in the preceding sentence, the rights of Employee under the Option Agreement attached as Exhibit B hereto shall remain in effect and such rights may be exercised by Employee in accordance with the terms of the Option Agreement.

          (e) TERMINATION OF EMPLOYMENT AFTER A CHANGE OF CONTROL. In the event of a voluntary termination of employment with the Company by the Employee within ninety (90) days following a Change of Control (as hereafter defined), Employee shall be entitled to receive, within thirty (30) days of such termination, a lump sum equal to Employee's annual Base Salary in lieu of all rights of Employee hereunder, including, without limitation, any rights to Annual Bonus and to benefits hereunder, all of which shall terminate upon the payment of such lump sum. The Company agrees, however, that notwithstanding anything to the contrary in the preceding sentence, the rights of Employee under the Option Agreement attached as Exhibit B hereto shall remain in effect and

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               such rights may be exercised by Employee in accordance with the terms of the Option Agreement. As used in this Section 3.1(e), "Change of Control" shall mean the acquisition by an Unrelated Party (as hereafter defined) of sufficient voting stock of the Company's parent, Javelin Systems, Inc. ("Javelin"), to enable such Unrelated Party to effect a change in the majority of the Board of Directors of Javelin; provided that the sale or acquisition of shares of voting stock in a registered public offering and the sale or acquisition of shares of voting stock in connection with normal trading activities shall not constitute a Change of Control. As used in this Section 3.1(e), "Unrelated Party" shall mean any individual, corporation, partnership or other entity, or any group of such entities acting in concert, other than Richard Stack.

3.2 EXCLUSIVE REMEDY. Employee agrees that the payments expressly provided and contemplated by Section 3 of this Agreement shall constitute the sole and exclusive obligation of the Company in respect of employee's employment with and relationship to the Company and that the payment thereof shall be the sole and exclusive remedy for any termination of Employee's employment.



                            ARTICLE 4. BUSINESS EXPENSES

4.1. BUSINESS EXPENSES. During the term of this Agreement, to the extent that such expenditures satisfy the criteria under the Internal Revenue Code for deductibility for federal income tax purposes as ordinary and necessary business expenses, the Company shall reimburse Employee promptly for reasonable business expenditures, including travel, entertainment and parking, made and substantiated in accordance with policies, practices and procedures established from time to time by the Company and incurred in the pursuit and furtherance of the Company's business and goodwill.


                       ARTICLE 5. CONFIDENTIAL INFORMATION;
                             NON COMPETITION AGREEMENT

5.1 CONFIDENTIALITY. Employee agrees to be bound by the provisions of the Employee Proprietary Information and Inventions Agreement ("Proprietary Information Agreement") attached hereto as Exhibit A.

5.2. COVENANT NOT TO COMPETE. Employee acknowledges and agrees that the Company's reputation and goodwill are an integral part of the business success throughout the areas where the Company conducts its business. In consideration and recognition of the fact that Employee's position involves fiduciary responsibility to the Company and access to the Company's confidential proprietary information, Employee agrees

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     that Employee shall not, without the Company's prior written consent, directly or indirectly own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, partner, consultant or otherwise with, any business or organization anywhere in the United States, which directly or indirectly, competes with the businesses of the Company or Javelin, as presently conducted or proposed to be conducted; provided, however that ownership of an equity interest in any business or organization constituting less than one percent (1%) of the outstanding equity interest of such business or organization shall not constitute a breach of this Section. This Section 5.2 shall survive for a period of two (2) years from the date of termination of this Agreement. In the event the covenant in this Section 5.2 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable, and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

5.3 SOLICITATION OF EMPLOYEES. In consideration and recognition of the fact that Employee's position with the Company is an executive position involving fiduciary responsibility to the Company and access to the Company's confidential, proprietary information, Employee agrees that Employee will not, directly or indirectly, solicit or take away any employees of the Company for employment by any enterprise that competes with, or is engaged in a substantially similar business to, the business of the Company or Javelin as presently conducted or proposed to be conducted. This Section 5.3 shall survive for a period of two (2) years from the date of termination of this Agreement.

5.4 REPRESENTATION BY EMPLOYEE. Employee represents and warrants that Employee is under no restriction or disability by reason of any prior contract or otherwise which would prevent Employee from entering into and performing Employee's duties and obligations under this Agreement.


                           ARTICLE 6. DISPUTE RESOLUTION

6.1 DISPUTES SUBJECT TO ARBITRATION. To ensure rapid and economical resolution of any disputes which may arise under this Agreement, Employee and the Company hereby agree than any and all disputes or controversies, whether of law or fact of any nature whatsoever arising from or regarding the interpretation, performance, enforcement or breach of this Agreement (including, but not limited to, all state and federal statutory and discrimination claims), with the sole exception of those disputes which may arise from your Proprietary Information and Inventions Agreement, shall be resolved by final and

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binding arbitration conducted by an arbitrator in accordance with the rules and regulations of the American Arbitration Association; provided, however, that depositions will be conducted as follows: each party may take no more than three depositions (pursuant to the Revised Missouri Statutes) with a maximum of six hours of examination per deposition. All arbitration hearings will take place exclusively in Saint Louis, Missouri, and will be held no earlier than ninety (90) days after the arbitrator has been selected. The arbitrator shall apply Missouri law and shall be able to decree any and all relief of an equitable nature, including, but not limited to such relief as a temporary restraining order, a preliminary injunction, a permanent injunction, or replevin of Employee's property.

6.7 ATTORNEYS FEES, COSTS AND EXPENSES. The prevailing party shall be entitled to recover reasonable attorney fees, costs and expenses incurred in arbitration from the non-prevailing party, including the cost of the arbitrator.


                              ARTICLE 7. MISCELLANEOUS

7.1 MODIFICATIONS. This Agreement supersedes all prior agreements and understandings between the parties relating to the employment of the Employee by the Company, and it may not be changed or terminated orally. No modification, termination, or attempted waiver of any other provisions of this Agreement will be valid unless in writing signed by both parties hereto.

7.2 ENFORCEABILITY AND SEVERABILITY. If any term of this Agreement is deemed void, voidable, invalid or unenforceable for any reason by an arbitrator or a court of competent jurisdiction, such term will be deemed severable from all other terms of this Agreement, which will continue in full force and effect. In the event that any term is held by an arbitrator or a court of competent jurisdiction to over broad as written, the term will be deemed amended to narrow its application to the extent necessary to make the term enforceable.

7.3 WITHHOLDING. To the extent required by any applicable law, including, without limitation, any federal or state income tax or excise tax law or laws, the Federal Insurance Contributions Act, the Federal Unemployment Tax Act or any comparable federal, state or local laws, the Company retains the right to withhold such portion of any amount or amounts payable to the Employee under this Agreement as the Company deems necessary.

7.4 CAPTIONS. The various headings or captions in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

7.5 GOVERNING LAW. The validity, interpretation, construction, performance, enforcement and remedies of or relating to this Agreement, and the rights and obligations of the parties hereunder, shall be governed by the substantive laws of the State of Missouri, and any

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and every legal proceeding (other than arbitration proceedings conducted in accordance with Article 6 hereof) arising out of or in connection with this Agreement shall be brought in the appropriate courts of the State of Missouri, each of the parties hereby consenting to the exclusive jurisdiction of said courts for this purpose.

7.6 SUCCESSION. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, "successor" and "assignee" shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires the stock of the Company or to which the Company assigns this Agreement by operation of law or otherwise. The obligations and duties of Employee hereunder are personal and otherwise not assignable. Employee's obligations and representations under this Agreement will survive the termination of Employee's employment, regardless of the manner of such termination.

7.7 WAIVERS. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy hereunder preclude any other further exercise thereof or the exercise of any right or remedy granted hereby or by law.

7.8 INJUNCTIVE RELIEF. The Employee acknowledges and agrees that any breach or threatened breach of this Agreement or the Proprietary Information Agreement might cause irreparable harm to the Company and that in such case, the Company would have no adequate remedy at law. In the event of a breach or threatened breach by the Employee of this Agreement or the Proprietary Information Agreement, the Company may, in addition to any other rights and remedies it may have pursuant to this Agreement, immediately seek any judicial action that the Company may deem necessary or appropriate, including without limitation, the obtaining of injunctive relief against the Employee without the necessity of posting a bond or other security and without prejudice to any other remedies which may be available to the Company at law or in equity.

7.9 ENTIRE AGREEMENT. This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements or understandings, oral or written, between the parties hereto with respect to the subject matter hereof.

7.10 REPRESENTATION BY COUNSEL; INTERPRETATION. The Company and Employee each acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the matters contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties.

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7.11 NOTICES. All notices, requests, demands or other communications under this Agreement shall be in writing and shall be validly given or made to another party if given by personal delivery, telex, facsimile, telegram, or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested. If such notice, demand or other communication is given by personal delivery, telex, facsimile or telegram, service shall be conclusively deemed made at the time of receipt. If such notice, demand or other communication is given by mail, such notice shall be conclusively deemed given forty-eight (48) hours after the deposit thereof in the United States mail addressed to the party to whom such notice, demand or other communication is to be given as hereinafter set forth:

If to Company:           13739 Rider Trail North
                         Earth City, Missouri 63045
                         Attention: Robert Nichols

If to Employee:          Robert Nichols
                         Include appropriate address

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES

"EMPLOYEE"                              "COMPANY"


----------------------                  CCI GROUP, Inc.
Robert Nichols
Individually
                                        By:
                                             ------------------------
                                        Its:
                                             -------------------------